Exhibit 10.2
                            CONSULTING AGREEMENT




CONSULTING AGREEMENT dated and effective as of May 1, 1997, by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation ("Multifoods"), and RFM Enterprises, Inc. an Illinois corporation ("Contractor"), hereinafter referred to as "the Agreement" or "this Agreement".


   WITNESSETH THAT:

   WHEREAS, Contractor is engaged in the business of providing executive compensation and human resources consulting services to business organizations; and

   WHEREAS, Multifoods wishes to avail itself of the experience and skill of Contractor during the consulting period hereinafter described.

   NOW, THEREFORE, in consideration of the preceding recitals and of the mutual covenants and agreements set forth in this Agreement, Multifoods and Contractor agree, as follows:


1.   Term and Scope of Consulting Services.

   A.   Consulting Period.

         Multifoods agrees to retain Contractor as a consultant to Multifoods, and Contractor agrees to serve as a consultant to Multifoods, for a period of two (2) years commencing on the date of this Agreement (the "Consulting Period"), provided, that either Multifoods or Contractor shall have the right at any time during the Consulting Period, after the "First Six Months" (as that term is hereinafter defined) to terminate and cancel this Agreement upon at least ninety (90) days prior written notice given to the other party in accordance with notice provision contained in Section 11 of this Agreement. Contractor shall make Robert F. Maddocks available to provide "Consulting Services" (as that term is hereinafter defined), to Multifoods:

          (i) during the period May 1, 1997 to November 1, 1997 (the "First Six Months"), for not less than eighty (80) days and not more than ninety (90) days during such period of time;

         (ii) during the period November 1, 1997 to April 30, 1998 (the "Second Six Months"), for not less than thirty (35) days and not more than forty (40) days during such period; and

         (iii) during the period May 1, 1998 to April 30, 1999 (the "Second Year"), for not less than eighty (80) days and not more than ninety (90) days during such period.

         As used herein, a calendar day shall mean not less than five and not more than eight hours during any twenty-four hour period.

   B.   Consulting Services.

         The Consulting Services to be performed by Contractor shall include corporate level organization, executive and compensation services as may be requested and specified by the Chairman of the Board, President and Chief Executive Officer of Multifoods, the Chairman of the Compensation Committee or the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of Multifoods (collectively the "Consulting Services").

   C.   Contractor's Other Activities.

         Multifoods acknowledges and agrees that Contractor has the right during the Consulting Period to pursue his personal, business and investment interests so long as they are not in conflict with Contractor's duties and obligations under this Agreement.


2.   Compensation and Travel Expenses Payable by Multifoods to Contractor.

   A.   Compensation for Consulting Services.

         As compensation for the Consulting Services to be rendered by Contractor to Multifoods during the Consulting Period, Multifoods shall pay to
Contractor:

         (i) for the First Six Months and the Second Six Months of the Consulting Period, an aggregate amount of One Hundred and Thirty Thousand Dollars ($130,000) in consecutive quarterly installments of (a) $40,000 each, on the first day of May and August, 1997, (b) $30,000 on the first day of November, 1997, and (c) $30,000 on the first day of February, 1998; and

         (ii) for the Second Year, an aggregate amount of Eighty Thousand Dollars ($80,000) in equal consecutive quarterly installments of $20,000 each, on the first day of May, August and November, 1998, and on the first day of February, 1999.

         Multifoods will report the payment of compensation paid to Contractor for Consulting Services rendered by Contractor to Multifoods under this Agreement on Form No. 1099, or such other form as may be prescribed by applicable federal, state and local tax authorities. If either Multifoods or Contractor should exercise its right to terminate the Consulting Period at any time during the Consulting Period as provided in Section 1A of this Agreement, the compensation due and payable to Contractor for such calendar quarter shall be prorated by the number of days elapsed in the quarter to the effective date of termination

B.   Travel Expenses of Contractor During Performance of Consulting Services.

   If Contractor is requested to travel by Multifoods to perform Consulting Services during the Consulting Period, Multifoods will reimburse Contractor on a basis that is consistent with Multifoods' travel polices for its employees in effect at such time, for the reasonable travel and travel related expenses, reasonably incurred by Contractor solely and exclusively with respect to Contractor's performance of the Consulting Services requested by Multifoods during the Consulting Period. Contractor shall provide Multifoods with receipts and other evidence reasonably requested by Multifoods to substantiate any such travel and travel related expenses incurred by Contractor while on assignment for Multifoods as provided hereunder. All of the Contractor's travel and travel related expenses shall be subject to the approval of the Chairman of the Board, President and Chief Executive Officer of Multifoods, or his designee. Multifoods shall reimburse Contractor for all such approved travel and travel related expenses submitted by Contractor, within thirty (30) days following the date of Multifoods receipt of Contractors' invoice for such reimbursement and supporting documentation.

C.   Office Space, Office Services and Parking Space.

     During the Consulting Period, Multifoods shall provide Contractor with the use of an office, free of charge, for Contractor's use in connection with the performance of the Consulting Services, in the headquarters office of Multifoods, and secretarial services, free of charge, in connection with the performance by Contractor of the Consulting Services. Also, during the Consulting Period, Multifoods shall provide Contractor the use of a parking space, free of charge, in the garage facility used by the executive officers of Multifoods who office in Multifoods headquarters office, to the extent that such parking perquisite is made available to the Multifoods' executive officers.

D.   Change of Control.

     As used in this Agreement, the term "Change of Control" shall have the same meaning that term has in the form of Severance Agreement adopted by the Board of Directors of Multifoods at a meeting of the Board of Directors on September 17, 1993, as the same may be amended from time-to-time. Notwithstanding any term or provision in this Agreement to the contrary, if during the Consulting Period a Change of Control should occur, and unless otherwise agreed by the parties in writing, this Agreement shall terminate effective upon the effective date of the Change of Control, and in such event an amount equal to the unpaid quarterly installments of compensation described in Paragraph A of this Section 2, shall be paid to Contractor within thirty
(30) days following the effective date of the Change of Control.

3.   Contractor's Covenants Not to Compete and Confidentiality.

     A.   Contractor's Covenant Not to Compete.

             During the Consulting Period, Contractor and its principal shareholder, Robert F. Maddocks ("Maddocks"), subscribing to this Agreement on the signature page hereof, will refrain from carrying on, either directly or indirectly (whether as a principal, agent, investor, employee, employer, consultant, shareholder, partner or in any other individual or representative capacity whatsoever), anywhere in the United States of America, or its territories and possessions, and Canada, any business which competes with any of the businesses conducted by Multifoods and its subsidiaries which are described in Multifoods' Annual Report on Form 10-K for the fiscal year ended on February 28, 1997. An investment by Contractor or Maddocks of not more than one percent (1%) of all the issued and outstanding capital stock of a corporation which is publicly traded on a national stock exchange, shall not violate Contractor's and Maddocks' non-competition covenant set forth herein.

     B.   Contractor's Covenant of Confidentiality.

          Further, during the Consulting Period and thereafter, Contractor and Maddocks covenant and agree with Multifoods that each of them will maintain in strict confidence and not disclose to any corporation, partnership, or other entity or person, any information including, without limitation, financial information, customer names or lists of customers, or business plans of Multifoods, or any of Multifoods' subsidiaries or affiliates, or any proprietary information of Multifoods or any subsidiary or affiliate of Multifoods, to which Contractor or Maddocks had access to or knowledge of prior to the date of this Agreement, or to which Contractor or Maddocks may have access to or knowledge of in the performance of Contractor's obligations under this Agreement ("Confidential Information"). As used in this paragraph, Confidential Information shall not include any information: (i) which was generally known to the public on the date of this Agreement; (ii) which becomes known to the public following the date of this Agreement through no fault of Contractor or any of its directors, officers, employees and agents; or (iii) which is disclosed to Contractor or Maddocks by a third party who has the right to disclose such information without violating any agreement of confidentiality with Multifoods.

     C.   Remedies.

          Contractor and Maddocks agree that in the event there is a breach or threatened breach by Contractor or Maddocks of Contractor's or Maddocks' covenant not to compete and Contractor's and Maddocks' covenant of confidentiality described in Paragraphs A and B of this Section 3, Multifoods shall have the right, in addition to all legal remedies available to it, to specific performance or other equitable remedy for any breach or threatened breach by Contractor or Maddocks of their covenants of non-competition and confidentiality set forth in Paragraphs A and B of this Section 3.


4.   Independent Contractor.

     The parties acknowledge that Contractor shall perform its duties under this Agreement as an independent contractor and that this Agreement is not intended nor shall this Agreement be deemed to create an employment relationship or any other relationship between Multifoods and Contractor and Contractor's employees, other than that of independent contractor. Contractor and its employees shall at all times be free to exercise its and their own initiative, judgment and discretion as to how best to perform or provide the Consulting Services. Since Contractor is an independent contractor Multifoods shall not withhold any federal, state or local income taxes related to the compensation paid to Contractor. Contractor agrees that it shall report such compensation to taxing authorities and pay all federal, state and local taxes payable by Contractor in a manner consistent with its status as an independent contractor. Contractor further agrees to indemnify and hold Multifoods harmless and free from and against any tax, penalty and interest which Multifoods may be held liable to pay any governmental authority by reason of Contractor's breach of its obligation to pay its taxes on the compensation paid by Multifoods hereunder for Consulting Services.


5.   Indemnification

     In the event that Contractor and/or Maddocks become involved in any legal action or proceeding as a result of advice and counsel provided by Contractor pursuant to this Agreement, Multifoods will indemnify Contractor and Maddocks against all claims, demands, actions, lawsuits and liabilities, and all reasonable attorneys' fees and disbursements, made against or incurred by Contractor and Maddocks, except to the extent that any such claim, demand, action, lawsuit or liability resulted from the willful misconduct or gross negligence of Contractor or Maddocks.

6.   No Waiver.

     The waiver by Multifoods or Contractor of a breach by Multifoods or Contractor, as applicable, of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by Multifoods or Contractor, as applicable.

7.   Successors and Assigns.

     The rights and obligations of Contractor under this Agreement shall not be assignable, transferable or delegable in whole or in part by Contractor. This Agreement is binding upon the successors and assigns of Multifoods.

8.   Governing Law.

     This Agreement is a Minnesota contract and shall be governed by and interpreted under the laws of the State of Minnesota.

9.   Severability.

     If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

10.  Entire Agreement.

     This Agreement contains the entire agreement of Multifoods and Contractor with respect to the subject matter of this Agreement, and may only be amended by an agreement in writing executed and delivered by a duly authorized officer of Contractor and an executive officer of Multifoods.

11.  Notices.

     All notices and other communications provided for in this Agreement must be in writing and shall be sent by prepaid and certified mail, telecopied or delivered, as to each party hereto, at its address sent forth below, or at such other address designated by such party in a written notice to the other party. Any such notice or other communication so given or made shall be deemed to have been given, made and received on the day of actual receipt if mailed or delivered, on the same day as telecopying if telecopied.

    If to Multifoods:

      Gary E. Costley, Chairman of the Board, President
         and Chief Executive Officer
      International Multifoods Corporation
      Multifoods Tower - Box 2942
      33 South Sixth Street
      Minneapolis, Minnesota 55402
      FAX NO.: (612) 340-6502

   with copy to:

      Frank W. Bonvino, Vice President, General Counsel
         and Secretary
      International Multifoods Corporation
      Same address and FAX NO. as above; and

   If to RFM Enterprises, Inc.:

      Robert F. Maddocks, President
      Ocean Village - CAT II 7421
      2400 S. Ocean Drive
      Fort Pierce, FL 34949
      Tel. (407) 466-2305

IN WITNESS WHEREOF, Multifoods and Contractor have executed and delivered this Agreement as of the day and year first above written.


                  INTERNATIONAL MULTIFOODS CORPORATION

WITNESS:

/s/ Frank W. Bonvino         By:/s/ Gary E. Costley
Frank W. Bonvino                Gary E. Costley, Chairman of the Board,
Secretary                       President and Chief Executive Officer


                                    RFM Enterprises, Inc.

WITNESS:

/s/ Rachael L. Galarneau         By:/s/ Robert F. Maddocks
                                    Robert F. Maddocks, President

                                   Agreement


   Robert F. Maddocks, in his individual capacity and not as a shareholder, director, employee or affiliate of RFM Enterprises, Inc., in consideration of the execution and delivery of this Agreement by Multifoods, does hereby agree to be bound by and perform the covenants and agreement set forth in Paragraphs A, B and C of Section 3 of this Agreement.



                  /s/ Robert F. Maddocks
                  Robert F. Maddocks